EXHIBIT 10.10

WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated November 6, 2009 and is entered into between Physicians Formula, Inc., a New York corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $25,000,000 revolving line of credit (the “Line of Credit”) for general corporate purposes in the ordinary course of business, the repayment of existing indebtedness, and to facilitate the issuance of letters of credit.  Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.	AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1           Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)           Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $25,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base set forth in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(b)           Maturity and Termination Dates.  Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earliest of (i) November 6, 2012 (the “Maturity Date”), (ii) the date Company terminates the Line of Credit in full, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default (the earliest of such dates, the “Termination Date”).

(c)           Use of Line of Credit Proceeds.  Company shall use the proceeds of each Advance and each Letter of Credit to repay borrowings to Union Bank, N.A. (“Existing Lender”) and for general corporate purposes in the ordinary course of business.

(d)           Revolving Note.  Company’s obligation to repay the Advances under the Line of Credit, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).

1.2	Borrowing Base; Mandatory Prepayment.

(a)           Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)           65% or such lesser percentage of Eligible Accounts as Wells Fargo in its Permitted Discretion may deem appropriate; provided that this rate may be (x) reduced at any time by Wells Fargo in its Permitted Discretion by one percent (1%) for each percentage point by which Dilution on the date of determination is in excess of twenty-five percent (25%) or (y) increased at any time by Wells Fargo in its Permitted Discretion by one percent (1%) for each percentage point by which Dilution on the date of determination is less than twenty-five percent (25%), plus

(ii)	the least of:

(1)	$14,000,000;

(2)	the sum of (without duplication):

(i)           the product of (x) the lesser of 85% of the Net Orderly Liquidation Value Percentage or 65% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate), and (y) Eligible Inventory consisting of finished goods that are fully packaged, labeled, and ready for shipping, plus

(ii)           the product of (x) the lesser of 85% of the Net Orderly Liquidation Value Percentage or 50% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate), and (y) Eligible Inventory consisting of semi-finished goods which are ready for packaging and shipping, not to exceed $4,000,000, plus

(iii)           the product of (x) the lesser of 85% of the Net Orderly Liquidation Value Percentage or 15% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate), and (y) Eligible Inventory consisting of raw materials, not to exceed $1,500,000, plus

(iv)           the product of (x) the lesser of 85% of the Net Orderly Liquidation Value Percentage or 15% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate), and (y) Eligible Inventory consisting of Blank Components, not to exceed $1,000,000, plus

(v)           the product of (x) the lesser of 85% of the Net Orderly Liquidation Value Percentage or 50% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate), and (y) of Eligible Inventory consisting of Returned Items, not to exceed $750,000, plus

(iii)           an amount equal to the United States Dollar equivalent (as determined by Wells Fargo) of the Canadian Cash Balance, less

(iv)           the sum of (without duplication) (x) the Working Capital Reserve plus (y) the Borrowing Base Reserve, less

(v)           Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)           Mandatory Prepayment; Overadvances.  If unreimbursed Advances under the Line of Credit evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3	Procedures for Line of Credit Advances.

(a)           Advances Credited to Operating Account.  All Advances, whether accruing interest at the Floating Rate (“Floating Rate Advances”) or at the Fixed Rate (“Fixed Rate Advances”), shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in an Authenticated Record to disburse to another account.

(b)           Advances upon Company’s Request.  Company may request one or more Advances on any Business Day.  Each request shall be deemed a request for a Floating Rate Advance unless Company specifically requests that an Advance be funded as a Fixed Rate Advance as provided in Section 1.5.  No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(c)           Advances through Loan Manager.  If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service (“Loan Manager”), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a).  If Wells Fargo terminates Company’s access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(b).  Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.  Advances through Loan Manager shall not be made as Fixed Rate Advances.

(d)           Protective Advances; Advances to Pay Indebtedness Due.  Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.4           Floating Rate Advances.  Company may request an Advance at the Floating Rate no later than 9:00 a.m. Pasadena, California Time on the Business Day on which Company wants the Floating Rate Advance to be funded.  Rate Hedges may not be used with respect to any Advance that utilizes the Floating Rate.

1.5	Fixed Rate Advances and Rate Hedges.

(a)           Fixed Rates for Fixed Rate Interest Periods; Quotation of Rates.  Wells Fargo will quote Company a fixed interest rate based on LIBOR as defined in Section 1.7 (a “Fixed Rate”) for a three (3) month term (each a “Fixed Rate Interest Period”, as more fully defined in Exhibit A), which Fixed Rate Interest Period will commence on the Business Day on which the Advance is to be funded, provided that the request is received by Wells Fargo no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day that the Advance is to be funded.  If Company does not promptly accept the quoted Fixed Rate, then the quote shall expire and any subsequent request for a quote shall be subject to redetermination by Wells Fargo.

(b)           Procedure for Requesting and Renewing Fixed Rate Advances.  Company may request a Fixed Rate Advance, or convert a Floating Rate Advance to a Fixed Rate Advance, or renew an existing Fixed Rate Advance, provided that Wells Fargo receives the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day that will be the first day of the new Fixed Rate Interest Period.  Each request shall specify the principal amount to be advanced at the Fixed Rate, or to be converted from the Floating Rate, or to be renewed, and shall be confirmed in an Authenticated Record if requested by Wells Fargo.  Each Fixed Rate Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.  No more than four (4) separate Fixed Rate Advances may be outstanding at any time.

(c)           Expiration of Fixed Rate Advances.  Unless a Fixed Rate Advance is subject to a Rate Hedge, or is renewed, paid, or prepaid on or before the expiration of the related Fixed Rate Interest Period, each Fixed Rate Advance shall automatically be converted to the Floating Rate upon the expiration of the Fixed Rate Interest Period.  An expiring Fixed Rate Advance may not be renewed for a new Fixed Rate Interest Period if a Default Period is in effect, unless a Rate Hedge applies to the Fixed Rate Advance.

(d)           Fixed Rate Advances Subject to a Rate Hedge; Interest Rate Floors.  Any Fixed Rate Advance may be made subject to a Rate Hedge pursuant to the separate agreement of Company and Wells Fargo.  Any Fixed Rate Advance subject to a Rate Hedge shall automatically and continuously renew for successive Fixed Rate Interest Periods until the earlier of the Termination Date or the termination of the Rate Hedge for any reason, after which time the Advance will accrue interest at the Floating Rate, and subject to the Default Rate, if applicable.  If the Floating Rate, which determines Fixed Rate Advance pricing, is subject to a minimum interest rate floor, the interest rate floor will not apply to the calculation of interest accruing with respect to any Fixed Rate Advance at any time that a Rate Hedge is currently in effect.  Upon termination of any Rate Hedge, the minimum interest rate floor shall resume application to Fixed Rate Advance borrowings that were formerly subject to such Rate Hedge.

(e)           Taxes and Regulatory Costs.  Company shall also pay Wells Fargo with respect to any Fixed Rate Advance based on LIBOR, all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR.  In determining which of these amounts are attributable to an existing Fixed Rate Advance that is based on LIBOR, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

1.6           Collection of Accounts and Application to Revolving Note.

(a)           The Collection Account.  Company has granted a security interest to Wells Fargo in the Collateral, including without limitation, all Accounts.  Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral (other than the Separate Collateral Bank Account, so long as no Event of Default has occurred), upon receipt or collection, shall be deposited each Business Day into the Collection Account (including, but not limited to, (i) all payments required to be remitted to Wells Fargo in accordance with the payoff letter executed by Union Bank, N.A., and (ii) any payments or funds received from Union Bank, N.A. in connection with the closing of Company’s deposit accounts maintained at Union Bank, N.A. or as a result of the exercise of any rights or remedies by Wells Fargo under any control agreements that pertain to Company’s deposit accounts maintained at Union Bank, N.A.); provided, however, that:

(i)           Company shall arrange for all Proceeds of Accounts and other Collateral arising from Company’s Canadian operations to be paid directly to a lockbox maintained by the Royal Bank of Canada, and the funds that are received in such lockbox shall be remitted directly to the Canadian Concentration Account (provided that for the 120-day period after the date of this Agreement, such funds may be remitted to a Canadian Dollar denominated account maintained by Company with Union Bank, N.A. (“UB Canadian Account”));

(ii)           Funds held in the Canadian Concentration Account may be maintained in such account until such time as:

(1)           During a Default Period, Wells Fargo may (in Wells Fargo’s sole discretion) direct that such funds be transferred to the Collection Account;

(2)           So long as no Default Period is existing, Company may from time to time request that Wells Fargo arrange for such funds to be transferred to either the Collection Account or to the Canadian Operating Account, provided that funds transferred to the Canadian Operating Account shall be limited to the amount necessary to pay costs and expenses incurred in connection with the Company’s Canadian operations; and

(3)           Notwithstanding, the immediately preceding clause (2), if the aggregate amount of funds held in the UB Canadian Account, Canadian Concentration Account and the Canadian Operating Account exceeds C$2,000,000 at any time, Company shall, within 10 days after such occurrence, arrange to transfer to the Collection Account an amount necessary to reduce the aggregate balance in such accounts below C$2,000,000;

(iii)           Company may maintain the Canadian Operating Account, so long as Company only maintains funds in such account as is necessary to pay costs and expenses incurred in connection with Company’s Canadian operations and Wells Fargo maintains a first priority perfected Lien on such account and all funds held in such account and control over such account pursuant to, if applicable, a control agreement in form and substance acceptable to Wells Fargo.  During a Default Period, Wells Fargo may (in Wells Fargo’s sole discretion) arrange to transfer any funds in the Canadian Operating Account to the Collection Account and apply such funds to the Indebtedness or continue to hold all or any part of such funds as collateral for the Indebtedness;

(iv)           During a Default Period, Wells Fargo may in Wells Fargo’s sole discretion demand that all funds in the UB Canadian Account be transferred to the Collection Account (or another account designated by Wells Fargo), in which case Company shall arrange for the immediate transfer of all such funds to the Wells Fargo-designated account;

(v)           Company may continue to maintain its California Lockbox with Union Bank, N.A. for up to 120 days after the date of this Agreement, so long as any funds in the California Lockbox account are transferred each Business Day to the Collection Account and Company does not have any control rights over such California Lockbox account;

(vi)           Company may continue to maintain an operating account with Union Bank, N.A. for up to 120 days after the date of this Agreement, so long as Wells Fargo maintains a first priority perfected Lien on such account and all funds held in such account and control over such account pursuant to a control agreement in form and substance acceptable to Wells Fargo; and

(vii)           Company may continue to maintain the UB Canadian Account for up to 120 days after the date of this Agreement.

Funds deposited in the Collection Account (“Account Funds”) may only be withdrawn from the Collection Account by Wells Fargo.

(b)           Payment of Accounts by Company’s Account Debtors.  Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit; provided that (i) proceeds of Accounts and other Collateral arising from Company’s Canadian operations may be paid directly to a lockbox maintained by the Royal Bank of Canada as provided in Section 1.6(a), and (ii) Company may continue to maintain its California Lockbox with Union Bank, N.A. for up to 120 days after the date of this Agreement in accordance with Section 1.6(a).  If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account or, if such payment is a Canadian Dollar payment, into the Canadian Concentration Account.  Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account or the Canadian Concentration Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)           Application of Payments to Revolving Note.  Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.  All payments shall be applied first to any unpaid Floating Rate Advances, and once paid, to outstanding Fixed Rate Advances.  If more than one Fixed Rate Advance is outstanding, the payments shall be applied to such Fixed Rate Advances in the order and in the amounts as Wells Fargo may deem appropriate, unless Company specifies at the time of payment how such payments are to be applied.

1.7	Interest and Interest Related Matters.

(a)           Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

The “Floating Rate” for Advances under the Line of Credit = An interest rate equal to Daily Three Month LIBOR plus three and one-half percent (3.50%) per annum, which interest rate shall change whenever Daily Three Month LIBOR changes;

Or

Fixed Rate Pricing

The “Fixed Rate” for Advances under the Line of Credit = An interest rate equal to the Floating Rate in effect on the first Business Day of the Fixed Rate Interest Period (inclusive of the margin applicable to the Floating Rate, and subject to the minimum interest rate, if applicable, unless a Rate Hedge applies to the Fixed Rate Advance);

Multiple Advances under the Line of Credit may simultaneously accrue interest at both the Floating Rate and at the Fixed Rate, subject to the limitations of Section 1.5(b).

(b)           Minimum Interest Charge.  Notwithstanding the other terms of Section 1.7 to the contrary, and except as limited by the usury savings provision of Section 1.7(e), Company shall pay Wells Fargo at least $25,000 of interest, in arrears, on the first day of each calendar month (the “Minimum Interest Charge”) during the term of this Agreement, and Company shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise payable on the first day of each month and on the Termination Date.  When calculating this deficiency, the Default Rate set forth in Section 1.7(c), if applicable, shall be disregarded.

(c)           Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.10, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.7(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)           Interest Accrual on Payments Applied to Revolving Note.  Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.6(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)           Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.8	Fees.

(a)           Origination Fee.  Company shall pay Wells Fargo a one-time origination fee of $250,000, which shall be fully earned and payable upon the execution of this Agreement.

(b)           Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of one-half percent (0.5%) of the sum of (the “Unused Amount”) (i) the daily average of the Maximum Line Amount, less (ii) the daily average aggregate outstanding Advances, less (iii) the daily average L/C Amount, from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c)           Facility Fee.  [Intentionally Omitted.]

(d)           Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $135.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection; provided that Company shall not, with the exception of fees, costs, and expenses incurred during Default Periods, be required to reimburse Wells Fargo for more than four such exams, audits, or inspections per calendar year.

(e)           Collateral Monitoring Fees.  Company shall pay Wells Fargo a fee at the rates established from time to time by Wells Fargo as its Collateral monitoring fees (which fees are currently $1,000 per month), due and payable monthly in advance on the first day of each month.

(f)           Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows:  (A) three percent (3.0%) if the termination or reduction occurs on or before the first anniversary of the first Line of Credit Advance; (B) one and one-half percent (1.5%) if the termination or reduction occurs after the first anniversary of the first Line of Credit Advance, but on or before the second anniversary of the first Line of Credit Advance; and (C) one-half percent (0.5%) if the termination or reduction occurs after the second anniversary of the first Line of Credit Advance.

(g)           Overadvance Fees.  [Intentionally Omitted].

(h)           Treasury Management Fees.  Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i)           Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of three and one-half percent (3.5%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to six and one-half percent (6.5%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(j)           Letter of Credit Administrative Fees.  Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(k)           Other Fees and Charges.  [Intentionally Omitted].

(l)           Termination and Prepayment Fees Following Refinance by a Wells Fargo Commercial Banking Group.  If after May 6, 2011, the Line of Credit is refinanced in full by a Wells Fargo Commercial Banking Office and this Agreement is terminated, such refinancing will not be deemed a termination or prepayment resulting in the payment of termination and/or prepayment fees pursuant to Section 1.8(f), or Fixed Rate Advance breakage fees, provided that Company agrees, at the time of such refinancing by a Wells Fargo Commercial Banking Office, to the payment of comparable termination and/or prepayment fees in an amount not less than that set forth in this Agreement, in the event that any facilities extended under such refinancing are terminated early or prepaid after the refinancing.

(m)           Fixed Rate Advance Breakage Fees.  Company may prepay any Fixed Rate Advance at any time in any amount, whether voluntarily or by acceleration; provided, however, that if the Fixed Rate Advance is prepaid, Company shall pay Wells Fargo upon demand a Fixed Rate Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the Fixed Rate Interest Period matures,  calculated as follows for each such month:

(i)           Determine the amount of interest that would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Fixed Rate Interest Period.

(ii)           Subtract from the amount determined in (i) above the amount of interest that would have accrued for the same month on the amount of principal prepaid for the remaining term of the Fixed Rate Interest Period at a rate equal to LIBOR in effect on the date of prepayment for new loans extended at a Fixed Rate for the remainder of the Fixed Rate Interest Period in a principal amount equal to the amount prepaid.

(iii)           If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Revolving Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Company agrees to pay the above-described Fixed Rate Advance breakage fee and agrees that this amount represents a reasonable estimate of the Fixed Rate Advance breakage costs, expenses and/or liabilities of Wells Fargo.

1.9	Interest Accrual; Principal and Interest Payments; Computation.

(a)           Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note on Floating Rate Advances shall be due and payable in arrears on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.  Interest accruing on any Fixed Rate Advance shall be due and payable on the last day of the applicable Fixed Rate Interest Period and on the Termination Date; provided, however, that if a Fixed Rate Interest Period is in excess of one month, and is not subject to a Rate Hedge, then interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Fixed Rate Interest Period.  Interest payable on any Fixed Rate Advance subject to a Rate Hedge shall be payable on the earlier of the last day of the Fixed Rate Interest Period or the Termination Date.

(b)           Payment of Revolving Note Principal.  The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)           Payments Due on Non Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)           Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)           Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.10        Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)           Termination by Company after Advance Notice.  Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 30 days prior to the proposed Termination Date or date upon which such reduction shall be deemed effective, as applicable, (ii) pays Wells Fargo the termination fee set forth in Section 1.8(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.  Any reduction in the Maximum Line Amount shall be in multiples of $500,000, with a minimum reduction of at least $1,000,000.

(b)           Termination by Company without Advance Notice.  If Company fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.10(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it (i) pays the termination fee set forth in Section 1.8(f), and (ii) pays additional interest for each day that the notice was short of the required 30 days notice, which interest shall be in an amount that is equal to the greater of (A) interest calculated at the Default Rate based on Company’s average borrowings under the Line of Credit for the one month prior to the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate or reduce the Line of Credit, or (B) the unused line fee for the 30 days prior to the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate or reduce the Line of Credit, calculated as provided in Section 1.8(b) of this Agreement.

(c)           Non-Renewal by Company; Notice.  [Intentionally Omitted.]

1.11	Letters of Credit.

(a)           Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the least of:  (i) $1,500,000 less the L/C Amount, (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount, or (iii) the Maximum Line Amount less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.

(b)           Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)           Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)           Obligation of Reimbursement During Default Periods.  If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.12        Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2.	SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

2.1           Grant of Security Interest.  Company hereby pledges, collaterally assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness; provided, however, notwithstanding the foregoing, no Lien is hereby granted on any Excluded Property, and such Excluded Property shall not be deemed to be “Collateral”; provided further that if and when any property shall cease to be Excluded Property, a Lien on and security interest in such property shall be deemed granted therein and such property shall be deemed to be “Collateral.”  Following the written request by Wells Fargo, Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2           Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request.  After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.  Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

2.3           Collateral Assignment of Insurance.  As additional security for the Indebtedness, Company hereby collaterally assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including, without limitation, all proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4	Company’s Premises.

(a)           Wells Fargo’s Right to Occupy Company’s Premises.  Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)           Wells Fargo’s Use of Company’s Premises.  During any Default Period, Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)           Company’s Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all actual out-of-pocket taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5           License.  Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license during any Default Period to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral.

2.6	Financing Statements.

(a)           Authorization to File.  Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any commercial tort claims.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)           Termination.  Wells Fargo shall, at Company’s expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo’s receipt of the following, in form and content satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company relating to Wells Fargo’s performance and obligations under the Loan Documents, and (iv) an agreement by Company, any Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

2.7           Setoff.  Wells Fargo may at any time during a Default Period, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due; provided that in no event shall Wells Fargo offset against Company’s payroll account number 4121973010 maintained at Wells Fargo so long as the funds held in such payroll account are limited to the amount required to satisfy Company’s payroll obligations during the following seven day period (as of any date of determination).

2.8           Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9           Notices Regarding Disposition of Collateral.  If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten (10) calendar days before the date of intended disposition or other action.

3.	CONDITIONS PRECEDENT

3.1           Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2           Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date.  Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.	COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1           Reporting Requirements.  Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)           Annual Financial Statements.  As soon as available and in any event within 90 days after Company’s fiscal year end, Company’s audited financial statements prepared by an independent certified public accountant acceptable to Wells Fargo, which shall include Company’s balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Holdings and Subsidiaries.  The annual financial statements shall be accompanied by the unqualified opinion of such accountant (provided that a qualification or exception may be included in any such audit report or opinion for any period ending within the 12-month period preceding the Maturity Date to the extent such qualification is a result of the Line of Credit being reported as short term indebtedness) and a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by a Responsible Officer.  Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by (i) copies of all management letters prepared by Company’s accountants; and (ii) a detailed statement, including computations, signed by the accountant demonstrating whether or not Company is in compliance with the financial covenants of this Agreement.  In addition, Company shall use commercially reasonable efforts to obtain and deliver to Wells Fargo with the Compliance Certificate a report signed by the accountant stating that in making the investigations necessary to render the accountant’s opinion, the accountant obtained no knowledge, except as specifically stated, of any other Event of Default under the Agreement,

(b)           Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, a Company prepared balance sheet, income statement, and statement of cash flows prepared for that month and for the year–to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Holdings and Subsidiaries, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year and the final budget delivered to and accepted by Wells Fargo, subject to quarter-end and year-end adjustments and the absence of footnotes.  The financial statements shall be accompanied by (i) a Compliance Certificate in the form of Exhibit E that is signed by a Responsible Officer, and (ii) an account statement detailing the activity of the Separate Collateral Bank Account.

(c)           10-Q Financial Reports.  As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Company, Company’s 10-Q financial reports filed with the Securities and Exchange Commission.  This requirement may be satisfied by Company by posting a link to the filing on the Company’s publicly-accessible website.

(d)           Collateral Reports.  No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable, an accounts receivable reconciliation report, a detailed inventory report, an inventory certification report, a report on modifications to the payment terms of any Accounts, and a calculation of Company’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo.

(e)           Projections.  No later than 15 days after the beginning of each fiscal year, Company’s projected balance sheet and income statement and statement of cash flows for each month of such fiscal year, certified by a Responsible Officer to the effect that (a) such projections were prepared in good faith by Company, (ii) Company has a reasonable basis for the assumptions contained in such projections when made, and (iii) such projections have been prepared in accordance with such assumptions.

(f)           Supplemental Reports.  Weekly, Wells Fargo’s standard form of “weekly collateral report”, together with receivables schedules, collection reports, copies of credit memos that exceed $250,000, and copies of invoices in excess of $50,000, and shipment documents and delivery receipts for goods sold to account debtors in excess of $50,000.

(g)           Customer Lists.  On January 1 and July 1 of each calendar year, an updated customer listing (with contact names and addresses).

(h)           Litigation.  No later than five days after a Responsible Officer obtains actual knowledge thereof, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $100,000.

(i)           Intellectual Property.  (i) No later than 30 days after the end of each fiscal quarter, a Record notifying Wells Fargo of any Intellectual Property Rights of Company acquired during such fiscal quarter, together with copies of all registrations and filings with respect to same; (ii) except as permitted under Section 5.18 and except for Permitted Liens, no later than five Business Days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and written agreements concerning the disposal of such rights as reasonably requested by Wells Fargo; and (iii) promptly after a Responsible Officer obtains actual knowledge thereof (and in any event, within five Business Days), a Record notifying Wells Fargo of (A) any Infringement by any Person of material Intellectual Property Rights owned by the Company, (B) any written material claims that Company is Infringing on another Person’s Intellectual Property Rights, and (C) except as permitted under Section 5.18, any threatened cancellation, termination or material limitation of the material Owned Intellectual Property or Licensed Intellectual Property.

(j)           Defaults.  No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(k)           Disputes.  Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $250,000, individually or in the aggregate, during any fiscal year; (ii) credit memos not previously reported in Section 5.1(f); and (iii) any goods returned to or recovered by Company outside of the ordinary course of business.

(l)           Changes in Officers and Directors.  Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers and Directors.

(m)           Collateral.  Promptly after a Responsible Officer obtains actual knowledge thereof (and in any event within five Business Days), a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(n)           Commercial Tort Claims.  Promptly after a Responsible Officer obtains actual knowledge thereof (and in any event within five Business Days), a Record notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may reasonably request.

(o)           Reports to Owners.  Promptly upon distribution (and in any event within five Business Days), copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.

(p)           Tax Returns of Company.  No later than five days after they are required to be filed, copies of Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(q)           Tax Returns and Financial Statements of Guarantors.  No later than May 15 of each year or thirty days after they are required to be filed, whichever is later, the current financial statement and signed and dated state and federal income tax returns and related schedules of each Guarantor, and copies of any extension requests.

(r)           Violations of Law.  No later than three days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on Company.

(s)           Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after Company knows that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by a Responsible Officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by a Responsible Officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by a Responsible Officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(t)           Other Reports.  From time to time, with reasonable promptness, all customer lists, receivables schedules, inventory reports, collection reports, deposit records, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2           Financial Covenants.  Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)           Minimum Book Net Worth.  Company shall maintain its Book Net Worth during each period set forth below in an amount not less than the amount set forth below:

Month Ending	Minimum Book Net Worth
November 30, 2009	$49,250,000
December 31, 2009	$46,750,000
January 31, 2010	$47,000,000
February 28, 2010	$47,500,000
March 31, 2010	$48,000,000
April 30, 2010	$48,500,000
May 31, 2010	$48,750,000
June 30, 2010	$48,750,000
July 31, 2010	$48,250,000
August 31, 2010	$47,750,000
September 30, 2010	$47,250,000
October 31, 2010	$47,250,000
November 30, 2010	$46,750,000
December 31, 2010	$46,500,000
January 31, 2011	$46,500,000
February 28, 2011	$46,500,000

provided however, that each of foregoing minimum required amounts (other than the minimum amount required for the November 30, 2009 test date) shall be increased by an amount equal to the greater of (i) the December G/L Adjustment, or (ii) zero (-0-).

(b)           Minimum Adjusted EBITDA.  Company shall achieve Adjusted EBITDA each fiscal quarter, for the twelve-month period then ended, of not less than the amount set forth below for each such period:

12-Month Period Ending	Minimum Adjusted EBITDA
December 31, 2009	$7,600,000
March 31, 2010	$12,300,000
June 30, 2010	$11,850,000
September 30, 2010	$10,150,000
December 31, 2010	$8,950,000

(c)           Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than the following:  (i) fiscal year ending December 31, 2009, $6,000,000; and (ii) fiscal year ending December 31, 2010, $5,500,000. provided, however, in the event Company does not expend the entire $6,000,000 during the fiscal year ending December 31, 2009, Company may carry forward to the fiscal year ending December 31, 2010 (but not to subsequent fiscal years) up to $600,000 of such unutilized portion.  All Capital Expenditures during fiscal year 2010 shall be applied first to reduce the $5,500,000 limit for fiscal year 2010, and then to reduce the carry-forward from fiscal year 2009, if any.

(d)           Future Financial Covenants.  With respect to future periods not covered by the foregoing Sections 5.2(a), (b), and (c), Company and Wells Fargo agree to negotiate in good faith to establish, no later than April 30, 2010, minimum Book Net Worth, minimum Adjusted EBITDA, and maximum Capital Expenditures requirements for such future periods through the Maturity Date.

5.3	Other Liens and Permitted Liens.

(a)           Other Liens; Permitted Liens.  Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”):  (i) in the case of real property, covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with Company or any Guarantor’s business or operations; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F; (iii) the Security Interest and Liens created by the Security Documents; (iv) purchase money Liens relating to the acquisition of Equipment) not exceeding the lesser of cost or fair market value, not exceeding $500,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after giving effect to such acquisition; (v) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained by Company or the applicable Guarantor and such Liens do not have a priority over the Lien of Wells Fargo in the Collateral; (vi) Liens created by operation of law or contract not securing the payment of indebtedness for money borrowed or guaranteed, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days and, if overdue, for which adequate reserves have been made; (vii) any interest or title of a lessor or sublessor under any lease permitted by this Agreement; (viii) licenses (ranged on a non-exclusive basis), sublicenses, leases or subleases granted to third parties in the ordinary course of business and not interfering with the business of Company or the Guarantors; (ix) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (x) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (xi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Company or the Guarantors in the ordinary course of business; (xii) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of Inventory in the ordinary course of business; (xiii) customary rights of setoff and bankers’ liens existing in the ordinary course of business upon deposits of Company and the Guarantors; (xiv) precautionary Liens filed by equipment lessors pursuant to operating leases of the Company and the Guarantors; provided that no such Lien covers any property other than the property subject to such lease; (xv) Liens arising from any judgment against Company or Guarantor not constituting an Event of Default so long such Liens do not have a priority over the Lien of Wells Fargo in the Collateral; and (xvi) Liens securing Indebtedness permitted by Sections 5.4(f) and (g).

(b)           Financing Statements.  Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than by (i) Wells Fargo or (ii) a Person holding a Permitted Lien (provided such filing shall only cover the assets of Company in which such Person is allowed to have a Permitted Lien in accordance with this Section 5.3.  Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4           Indebtedness.  Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except:  (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F, and any Refinancing Indebtedness in respect of such indebtedness (provided that if the amount of the Refinancing Indebtedness exceeds $500,000, Company shall provide Wells Fargo with 10 days prior notice of Company’s intent to incur the Refinancing Indebtedness and a description of the material terms of such Refinancing Indebtedness); (c) indebtedness secured by Permitted Liens; (d) indebtedness evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof in an aggregate amount at any time not exceeding $500,000; (e) Capitalized Lease Obligations in a principal amount not exceeding $500,000 outstanding at anytime; (f) indebtedness incurred by Company to one or more of its insurance companies, incurred in the ordinary course of business to finance payment of its insurance premiums, not to exceed in the aggregate $1,500,000 outstanding at any time; (g) indebtedness owed to Subordinated Creditor, so long as such indebtedness remains subject to a Subordination Agreement; (h) unsecured interest rate hedge agreements or currency hedge agreements entered into in the ordinary course of Company’s business for bona fide hedging purposes and not for speculation; and (i) other unsecured indebtedness not referred to in any other clause of this Section 5.4 in an aggregate principal amount not exceeding $100,000 at any time.  With respect to any such indebtedness owing to Subordinated Creditors, Company shall only make payments of such indebtedness to the extent permitted under the terms of the applicable Subordination Agreement or Intercreditor Agreement.

5.5           Guaranties.  Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person (collectively, “Contingent Obligations”), except:  (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F, including extensions and renewals thereof which do not increase the amount of such obligations as of the date of such extension or renewal; (c) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; (d) Contingent Obligations consisting of customary indemnity obligations under real property leases entered into in the ordinary course of business; and (e) other Contingent Obligations not exceed $100,000 in the aggregate at any time outstanding.

5.6           Investments and Subsidiaries.  Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person, except:

(a)           Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A 1” or “A 2” by Standard & Poor’s Ratings Services or “P 1” or “P 2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation) (“Cash Equivalents”);

(b)           Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate outstanding balance of $50,000;

(c)           Prepaid rent not exceeding one month or security deposits;

(d)           Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D;

(e)           extensions of trade credit in the ordinary course of business;

(f)           subject to the limitations set forth in Section 5.23, investments received in connection with bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers;

(g)           investments outstanding on the Closing Date and set forth on Schedule 5.6;

(h)           deposits made in the ordinary course of business securing contractual obligations of Company to the extent constituting a Permitted Lien; provided that if any such deposit exceeds $50,000, Company shall promptly notify Wells Fargo of the materials terms of such deposit;

(i)           Contingent Obligations expressly permitted hereunder;

(j)           deposit accounts maintained at Wells Fargo and at Union Bank, N.A. to the extent permitted by Section 1.6(a);

(k)           loans and advances that otherwise would be permitted to be made as a distribution in accordance with Section 5.7; and

(l)           other investments, loans and advances not listed above not to exceed $250,000 in the aggregate at any time outstanding.

5.7           Dividends and Distributions.  Except as set forth in this Agreement, Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness (other than scheduled payments with respect to Permitted Indebtedness, to the extent not prohibited by any intercreditor or subordination agreement to which Wells Fargo is a party (including the Intercreditor Agreement)) or make any distribution regarding its stock, either directly or indirectly; provided that (i) Company may make distributions to Holdings, in amount not to exceed $100,000 per fiscal year, solely to permit Holdings to pay, as and when due and payable, obligations incurred in the ordinary course of business relating solely to holding company activities, and (ii) Company may make distributions to Holdings to the extent that Holdings pays, on behalf of Company, any taxes owing by Company;

5.8           Salaries.  [Intentionally Omitted.]

5.9           Key Person Life Insurance.  [Intentionally Omitted.]

5.10	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)           Books and Records; Inspection.  Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP consistently applied.  Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company’s affairs with any of its Directors, Officers, employees, Owners or agents.

(b)           Authorization to Company’s Agents to Make Disclosures to Wells Fargo.  Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company; provided that legal counsel for Company shall not be required to disclose information to Wells Fargo that consists of attorney-client privileged communications between the Company and such counsel.

(c)           Collateral Exams, Audits, and Inspections.  Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine, audit, and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d)           Collateral Appraisals.  Wells Fargo may also obtain, from time to time, but no more than once every 120 days during the period commencing on the date of this Agreement and ending on the first anniversary thereafter and then two times each one-year period thereafter, at Company’s expense, an appraisal of Company’s inventory and other Collateral by an appraiser acceptable to Wells Fargo in its sole discretion; provided that during a Default Period Wells Fargo may obtain at any time (and from time to time) in Wells Fargo’s sole discretion such appraisals of the Company’s inventory and other Collateral at Company’s expense.

5.11	Account Verification; Payment of Permitted Liens.

(a)           Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)           Covenant to Pay Permitted Liens.  Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral, except as expressly provided in Section 5.3(a).

5.12	Compliance with Laws.

(a)           General Compliance with Applicable Law; Use of Collateral.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non compliance with which would have a Material Adverse Effect on its business or its financial condition; and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)           Compliance with Federal Regulatory Laws.  Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the U.S.A. Patriot Act.

(c)           Compliance with Environmental Laws.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.13           Payment of Taxes and Other Claims.  Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state, provincial, and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14	Maintenance of Collateral and Properties.

(a)           Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (ordinary wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)           Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral.  Company shall keep all Collateral free and clear of all Liens except Permitted Liens.  Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

5.15           Insurance.  Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles.  All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Wells Fargo as an additional insured.

5.16           Preservation of Existence.  Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the ordinary conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.17           Delivery of Instruments, etc.  Upon written request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, in an amount in excess of $50,000 (individually or in the aggregate), endorsed or assigned by Company.

5.18           Sale or Transfer of Assets; Suspension of Business Operations.  Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale of Inventory in the ordinary course of business; (ii) the use of cash and Cash Equivalents in the ordinary course of business; (iii) the sale of obsolete, surplus, uneconomical, or worn-out assets; (iv) leases or subleases granted to third parties in the ordinary course of business and in each case not interfering with the business of Company; (v) subject to Section 5.23, write-offs or grants of discounts or forgiveness of Accounts, without recourse, which are at least 90 days past due in connection with the compromise or collection thereof in the ordinary course of business which do not interfere in any material respect of Company; and (vi) transfers arising from investments, loans and advances to the extent permitted under Section 5.6.  Company shall not liquidate, dissolve or suspend business operations.  Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Company transfers (other than by license) any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness.  Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.19           Consolidation and Merger; Asset Acquisitions.  Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity, except for (i) any merger or consolidation of a Subsidiary into Company, with Company being the survivor thereof, and (ii) any merger or consolidation of a Subsidiary into another Subsidiary.  Company shall not form or acquire any additional Subsidiary after the date of this Agreement.

5.20           Sale and Leaseback.  Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21           Restrictions on Nature of Business.  Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.

5.22           Accounting.  Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied.  Company will not change its fiscal year.

5.23           Discounts, etc.  After notice from Wells Fargo during a Default Period, (i) Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold, and (ii) Company will not at any time modify, amend, subordinate, cancel or terminate any Account.

5.24           Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law), or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.25           Place of Business; Name.  Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises, unless (i) Wells Fargo has received 30 days advance notice thereof, (ii) Wells Fargo continuously maintains a perfected Lien on the Collateral with the priority contemplated by this Agreement, and (iii) Company exercises commercially reasonable efforts to provide Wells Fargo with a Collateral Access Agreement no later than the date that such transfer, move, or relocation occurs; provided that with respect to this clause (iii), Wells Fargo may establish a Borrowing Base Reserve equal to three-months rent for any location for which Wells Fargo does not receive a Collateral Access Agreement.  Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  Company will not change its name or jurisdiction of organization.

5.26           Constituent Documents.  Company will not amend its Constituent Documents.

5.27           Separate Collateral Bank Account.  After the initial deposit of funds into the Separate Collateral Bank Account that occurs on or about the date of this Agreement, Company shall not deposit additional sums into the Separate Collateral Bank Account, and Company may use the funds in the Separate Collateral Bank Account for Capital Expenditures and general corporate purposes.  Company shall close the Separate Collateral Bank Account no later than March 31, 2011, and any funds remaining in the Separate Collateral Bank Account at the time it is closed shall be transferred to the Collection Account.

5.28           Performance by Wells Fargo.  If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.29           Wells Fargo Appointed as Company’s Attorney in Fact.  To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

6.	EVENTS OF DEFAULT AND REMEDIES

6.1	Events of Default. An “Event of Default” means any of the following:

(a)           Company fails to pay any the amount of any Indebtedness on the date that it becomes due and payable;

(b)           Company fails to observe or perform (i) any covenant or agreement of Company set forth in Sections 5.1(f), (k), (o), and (p) and such failure to observe or perform shall continue unremedied for a period of 10 days after such failure, (ii) any covenant or agreement of Company set forth in Section 5.12 and such failure shall not be cured within 30 days after the occurrence of such failure, (iii) any covenant or agreement of Company set forth in Section 5.13; provided that if such a breach of Section 5.13 relates to a tax, assessment or charge that is less than $50,000, Company shall have up to 30 days to cure such breach before it shall be deemed to be an Event of Default, or (iv) any other covenant or agreement of Company in this Agreement (not described in clauses (i), (ii), and (iii) of this paragraph (b)), or in any of the Loan Documents or any Rate Hedge Agreement;

(c)           Any covenant in Section 5.2 becomes inapplicable due to the lapse of time, and Company and Wells Fargo fail to come to an agreement, acceptable to Wells Fargo in its reasonable discretion, to amend the covenant to apply to future periods;

(d)           An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated; provided that if such Overadvance is less than $100,000 and Company has not experienced an Overadvance on any previous occasion during the fiscal quarter in which such Overadvance occurs, such Overadvance shall not constitute an Event of Default unless it is not eliminated within three (3) Business Days of the occurrence of such Overadvance;

(e)           An event of default or termination event (however defined) occurs under any Rate Hedge Agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between Company and Wells Fargo, except for such a termination initiated by Company that is accompanied by a concurrent payment in full by Company of any termination fees and other payments resulting from such termination;

(f)           A Change of Control shall occur;

(g)           (i) Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or (ii) any receiver, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor which remains undismissed, undischarged, unstayed, or unbonded for a period of 60 days or longer;

(h)           (i) Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; (ii) any such petition is instituted against Company or any such Guarantor which remains undismissed or undischarged for a period of 60 days or longer; (iii) Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or (iv) any such proceeding is instituted (by petition, application or otherwise) against Company or any such Guarantor which remains undismissed or undischarged for a period of 60 days or longer;

(i)           [Intentionally Omitted];

(j)           Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any Responsible Officer) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(k)           A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $500,000 (to the extent not insured or subject to indemnity), is entered against Company which is not stayed or appealed within 60 days from the entry thereof;

(l)            Company is in default beyond any applicable grace period with respect to (i) any bond, debenture, note or other evidence of indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or (ii) any lease or other contract, which in each case under clauses (i) or (ii) of this paragraph relates to an amount owing in excess of $500,000 individually or in the aggregate;

(m)           Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(n)           Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(o)           Any Guarantor repudiates or purports to revoke such Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason (except as expressly permitted under this Agreement);

(p)           Company engages in any act prohibited by the Intercreditor Agreement or any Subordination Agreement, or makes any payment on Junior Obligations (as defined in the Intercreditor Agreement) that a Junior Obligations Secured Party (as defined in the Intercreditor Agreement) was not contractually entitled to receive, including pursuant to or restricted by the Junior Obligations Security Documents (as defined in the Intercreditor Agreement) or the Intercreditor Agreement;

(q)           A Material Adverse Effect shall occur, as determined by Wells Fargo in Wells Fargo’s Permitted Discretion;

(r)           (i) Company hires an Officer or appoints a Director who has been convicted of any felony offence under state or federal law, or (ii) any Director or Responsible Officer is indicted for a felony offence under state or federal law if, with respect to this clause (ii), (x) such indictment has not been dismissed within 15 days of the indictment of such Director or Responsible Officer, or (y) such Director or Responsible Officer has not been relieved of his or her duties as a Director or Officer, as applicable, within 15 days of such indictment.

(s)           Any Director, Officer, Guarantor, or Owner of at least 20% of the issued and outstanding capital stock of Company is indicted for a felony offence under state or federal law, or Company hires an Officer or appoints a Director who has been convicted of any such felony offense, or a Person becomes an Owner of at least 20% of the issued and outstanding capital stock of Company who has been convicted of any such felony offense; and/or

(t)           (i) Any Reportable Event, which constitutes sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; (ii) Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; (iii) Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or (iv) any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

6.2           Rights and Remedies.  During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)           Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)           Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)           Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d)           Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral (without posting a bond or other form of security, which Company hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which Company hereby waives) and to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)           Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)           Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.10;

(g)           Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral (to which appointment Company hereby consents) without the necessity of posting a bond or other form of security (which Company hereby waives); and

(h)           Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3           Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(g) or Section 6.1(h), the Line of Credit shall immediately terminate and all of Company’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS

7.1           No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo shall comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2           Amendments; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3           Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4           Notices, Requests, and Communications; Confidentiality.  Except as otherwise expressly provided in this Agreement:

(a)           Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO”) portal or other secure electronic channel to which the parties have agreed.

(b)           Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)           Date of Receipt.  Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)           Confidentiality of Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption or receives an Electronic Record from Wells Fargo by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5           Company Information Reporting; Confidentiality.  Except as otherwise expressly provided in this Agreement:

(a)           Delivery of Company Information Records.  Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b)           Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)           Date of Receipt.  Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d)           Authentication of Company Information Records.  Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e)           Certification of Company Information Records.  Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)           Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6           Further Documents.  Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7           Costs and Expenses.  Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8           Indemnity.  In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)           Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)           Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)           Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section 7.8 is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Company’s obligations under this Section 7.8 shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

7.9           Retention of Company’s Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10         Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo.  To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11         Sharing of Information.  Wells Fargo shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling Confidential Information, all Confidential Information, other than any such Confidential Information that becomes generally available to the public or becomes available to Wells Fargo from a source other than Company or Guarantors and that is not known to Wells Fargo to be subject to confidentiality obligations; provided, that Wells Fargo shall have the right to disclose Confidential Information to:

(a)           Company, Holdings, and Subsidiaries;

(b)           Wells Fargo’s affiliates, including each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company;

(c)           Wells Fargo’s directors, officers, partners, managers, employees, agents, advisors, representatives, attorneys, professional consultants, portfolio management services and rating agencies;

(d)           any successor or assign of Wells Fargo, or any Person to whom Wells Fargo offers, is considering making an offer, or proposes to offer to sell, assign or transfer any Indebtedness or any part thereof or any interest or participation therein;

(e)           any Person that provides statistical analysis and/or information services to Wells Fargo or its affiliates;

(f)           any governmental authority or agency to which Wells Fargo is subject at the request or pursuant to any requirement of such governmental authority or agency, or in connection with an examination of Wells Fargo by any such governmental authority or agency; and

(g)           any Person (A) to the extent required by applicable law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

Notwithstanding any provision of any Loan Document, Wells Fargo may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use Company’s, Holdings’, or Subsidiaries’ names, logos or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

Notwithstanding any termination of this Agreement, the terms of this Section 7.11 shall remain in full force and effect for one year following any such termination.

7.12           Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13           Headings.  Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14           Definitional Terms and Rules of Interpretation.  All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP.  Unless the context clearly requires otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or”.  Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

7.15           Governing Law; Jurisdiction, Venue.  The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California.   The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the County of Los Angeles, State of California; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.	ARBITRATION.

8.1           Arbitration.  Wells Fargo and Company agree, upon demand by either party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to (a) any credit subject to this Agreement, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit.

8.2           Governing Rules.  Any arbitration proceeding will (a) proceed in a location in Los Angeles, California selected by the American Arbitration Association (“AAA”); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to in this Agreement, as applicable, as the “Rules”).  If there is any inconsistency between the terms of this Agreement and the Rules, the terms and procedures set forth in this Agreement shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained in this Agreement shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

8.3           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (a) foreclose against real or personal property collateral; (b) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (c) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference under this Agreement, including without limitation those arising from the exercise of the actions detailed in clauses (a), (b) and (c) of this Section 8.3.

8.4           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope of this Agreement and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

8.5           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

8.6           Class Proceedings and Consolidations.  No party to this Agreement shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

8.7           Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

8.8           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results of the proceeding, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[signatures on the next page]

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK,		PHYSICIANS FORMULA, INC.
NATIONAL ASSOCIATION		a New York corporation

By:	/s/ Phillip Goessler	By:	/s/ Ingrid Jackel
Print Name:	Phillip Goessler	Print Name:	Ingrid Jackel
Title:	Vice President	Title:	Chief Executive Officer

Wells Fargo, National Association		Physicians Formula, Inc.
245 South Los Robles Avenue, Suite 700		1055 West 8th Street
Pasadena, California 91101		Azusa, California 91702
Fax: 626.844.9063		Fax: 626.812.6010
Attention: Relationship Manager – Physicians Formula		Attention: Jeff Berry, CFO
e-mail: gary.whitaker@wachovia.com		e-mail: jeff.berry@physiciansformula.com
Federal Employer Identification No.
13-3015258
Organizational Identification No.

S-1

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.6(a).

“Accounts” shall have the meaning given it under the UCC.

“Adjusted EBITDA” means, determined on a consolidated basis for Company and its wholly-owned subsidiaries, Company’s net income, calculated before (in each case, to the extent included in determining net income) (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) gains arising from the write-up of assets, (v) any extraordinary gains, (vi) stock-based compensation expenses, (vii) changes resulting from the valuation of goodwill and intangible assets made in accordance with FASB Accounting Standard 142, and (viii) changes resulting from foreign exchange adjustments arising from a revaluation of assets subject to foreign currency revaluation, and (ix) provisions arising from adjustments to Company’s inventory reserves for obsolete, excess, or slow moving inventory.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means Holdings, Physicians Formula Cosmetics, Inc., Physicians Formula DRTV, LLC and any other Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Availability” means, as of any date of determination, the sum of  (without duplication) (i) the lesser of the Maximum Line Amount or the Borrowing Base, less (ii) the Working Capital Reserve, less (iii) the Borrowing Base Reserve, less (iv) the aggregate outstanding Indebtedness (including Advances) owing to Wells Fargo by Company, less (v) the L/C Amount, less (vi) the aggregate amount of all trade payable older than 60 days from the applicable due date and book overdrafts.

“Average Excess Availability” means the average amount of Company’s Availability over the relevant measurement period.

“Blank Components” means inventory consisting of (i) powders and lotions ready for packaging, (ii) product packaging, including compacts, brushes and tubes that are a permanent part of finished goods, and (iii) packaging which is to be discarded once a product is purchased, such as blister packs, and packaging used for shipping such as chips and cartons.

“Book Net Worth” means the aggregate of the Owners’ equity in Company, determined in accordance with GAAP, and calculated without regard to any change in the valuation of goodwill and intangible assets made in accordance with FASB Accounting Standard 142.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its Permitted Discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a Fixed Rate Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“California Lockbox” means the lockbox arrangement and related deposit account number 4960003069 maintained by Company with Union Bank, N.A.

“Canadian Cash Balance” means the cash balance held in the Canadian Concentration Account, so long as Wells Fargo has a first priority perfected Lien on such account and all funds held in such account and exclusive control over such account and funds pursuant to, if applicable, a control agreement that is in form and substance acceptable to Wells Fargo in Wells Fargo’s Permitted Discretion.

“Canadian Concentration Account” means Company’s Canadian Dollar deposit account maintained with Wells Fargo.

“Canadian Operating Account” means Company’s Canadian Dollar deposit account maintained with Wells Fargo.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset (including fixtures for in-store displays) and any capitalized costs incurred as a result of Company’s move from Covina, CA to City of Industry, CA, or for the lease of any other asset whether payable currently or in the future, but excluding any prepaid operating expenses.

“Capitalized Lease Obligation” means any obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” is defined in Section 5.6.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Company on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty five percent (25%) of the voting power of all classes of ownership of Company;

(b)           During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Company, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office;

(c)           Holdings ceases to own, directly or indirectly, beneficially and of record, 100% of Company; or

(d)           Either Ingrid Jackel ceases to be employed as the Chief Executive Officer of Company or Jeffrey P. Rogers ceases to be employed as the President of Company, and not replaced by a Person with substantially comparable experience within 90 days of any such event.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox or other lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Company’s, Holdings’, or a Subsidiary’s books and records, equipment, or inventory, in each case, in form and substance satisfactory to Wells Fargo in Wells Fargo’s Permitted Discretion.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.

“Company Inventory G/L Reserve” means the dollar amount carried in Company’s general ledger reserve for inventory considered to be obsolete, excessive, or otherwise having a value less than cost.  For clarification purposes, as of September 30, 2009, Company’s general ledger reserve was $5,446,000.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between Company as applicant and Wells Fargo as issuer.

“Confidential Information” means all non-public, confidential or proprietary information of Company that is disclosed to Wells Fargo prior to or during the term of this Agreement by Company or any of its officers, employees, agents or representatives, and includes, without limitation, any trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Company.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

“December G/L Adjustment” means an amount equal to the product of (i) $11,484,000 minus the Company Inventory G/L Reserve as of December 31, 2009, times (ii) sixty-percent (60%).  The December G/L Adjustment shall reflect Company’s estimate of the effect of its customers’ annual product line adjustments.  Any reversals of such December G/L Adjustment in subsequent months will also increase each of the foregoing minimum required amounts by the amount of such reversal.

“Default Period” is defined in Section 1.7(c).

“Default Rate” is defined in Section 1.7(c).

“Dilution” means, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, returned items, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)           That portion of Accounts which is unpaid more than 60 days past the original stated due date or more than 90 days past the original invoice date;

(b)           That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)           That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)           Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)           Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f)           Accounts denominated in any currency other than United States Dollars or Canadian Dollars;

(g)           Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(h)           Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)           Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(j)           Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo or Mill Road Capital, L.P.;

(k)           That portion of Accounts that has been restructured, extended, amended or modified; provided that if the payment terms of an Account have been modified or extended, such Account may still be deemed to be an Eligible Account so long as such payment terms continue to comply with the requirements of clause (a) of this definition of “Eligible Account” (as well as each of the other criteria set forth in this definition of “Eligible Accounts”);

(l)           That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)           Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts; provided that such percentage shall be 30% for account debtor CVS, 35% for account debtor Wal-Mart, and 25% for account debtor Rite-Aid;

(n)           Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o)           Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.

“Eligible Inventory” means all Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)           Inventory that is:  in-transit; located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to Company; not subject to a perfected first priority Lien in Wells Fargo’s favor; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)           Supplies, packaging (including, but not limited to, containers and box inventory), printed materials, labels, parts or sample Inventory, or customer supplied parts or Inventory; provided that Blank Components shall be Eligible Inventory to the extent that the other criteria for Eligible Inventory are satisfied;

(c)           Work-in-process Inventory (other than semi-finished goods which are ready for packing and shipping);

(d)           Inventory that is damaged, defective, tainted, obsolete, slow moving (other than excess Inventory approved by Wells Fargo in Well’s Fargo’s sole discretion) or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)           Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)           Inventory that is perishable or live;

(g)           Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(h)           Inventory that is subject to a Lien in favor of any Person other than Wells Fargo or Mill Road Capital, L.P.;

(i)           Inventory with a shelf life that is scheduled to expire within six months;

(j)           Inventory consisting of raw materials in powder or liquid form that is contained in open containers;

(k)           Unless otherwise agreed to by Wells Fargo in an Authenticated Record in Wells Fargo’s sole discretion, Inventory that is not located at any location for which Wells Fargo has not received a landlord’s waiver (or equivalent) in form and substance acceptable to Wells Fargo in Wells Fargo’s sole discretion;

(l)           Inventory stored at locations holding less than 10% of the aggregate value of Company’s Eligible Inventory; provided that the following Inventory may be included as Eligible Inventory to the extent all of the other criteria for all Eligible Inventory are satisfied:  Inventory stored at (i) up to two (2) locations with a net orderly liquidation value of at least $450,000 each (as determined by Wells Fargo in Wells Fargo’s Permitted Discretion), and (ii) the Scholl’s warehouse so long as the net orderly liquidation value of such Inventory is at least $300,000 (as determined by Wells Fargo in Wells Fargo’s Permitted Discretion); and

(m)           Inventory otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.

“Excluded Property” means, collectively, (i) any permit, lease or license or any contractual obligation entered into by Company (A) that prohibits or requires the consent of any Person other than Company, Holdings and its Subsidiaries which has not been obtained as a condition to the creation by Company of a Lien on any right, title or interest in such permit, lease, license or contractual obligation or any Capital Stock or equivalent thereof related thereto or that contains terms stating that the granting of a lien therein would otherwise result in a material loss by Company of any material rights therein, (B) to the extent that any law applicable thereto prohibits the creation of a Lien thereon, or (C) to the extent that a Lien thereon would give any other party a legally enforceable right to terminate such permit, lease, license or any contractual obligation, but only, with respect to the prohibition in (A), (B) and (C) to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (ii) property or assets owned by Company that is subject to a purchase money Lien or a Capital Lease Obligation permitted hereunder if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than Company, Holdings and its Subsidiaries which has not been obtained as a condition to the creation of any other Lien on such property or such assets, (iii) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed with, and accepted by, the United States Patent and Trademark Office) (each such trademark, an “Intent To Use Trademark”), (iv) any Intellectual Property Right owned by Company if the grant of a security interest in such Intellectual Property Right would result in the cancellation or voiding of such Intellectual Property Right, and (iv) shares of capital stock having voting power in excess of 65% of the voting power of all classes of capital stock of a first tier controlled foreign corporation (as that term is defined in the IRC); provided, however, “Excluded Property” shall not, except as explicitly stated herein, include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Existing Lender” is defined in Section 1.1(c).

“Fixed Rate” is defined in Section 1.7(a).

“Fixed Rate Interest Period” means a three (3) month period that commences on (and includes) the Business Day on which either a Fixed Rate Advance is made or continued or on which a Floating Rate Advance is converted to a Fixed Rate Advance, and ending on (but excluding) the Business Day numerically corresponding to that date three (3) months thereafter, during which period the outstanding principal amount of the Fixed Rate Advance shall bear interest at the Fixed Rate; provided, however, that:

(a)           If a Fixed Rate Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Fixed Rate Interest Period shall end on the last Business Day of the preceding month;

(b)           No Fixed Rate Interest Period may have a term that extends beyond the Maturity Date; and

(c)           No Fixed Rate Interest Period may be selected if any part of the Fixed Rate Advance must contractually be prepaid prior to the end of the Fixed Rate Interest Period.

“Fixed Rate Advance” is defined in Section 1.3(a).

“Floating Rate” is defined in Section 1.7(a).

“Floating Rate Advance” is defined in Section 1.3(a).

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor(s)” means Holdings, Physicians Formula Cosmetics, Inc., Physicians Formula DRTV, LLC and any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty, as applicable.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Holdings” means Physicians Formula Holdings, Inc., a Delaware corporation.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitee” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including without limitation all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intent to Use Trademark” is defined in the definition of Excluded Property.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 6, 2009, by and among Wells Fargo, Mill Road Capital, L.P., and Company.

“Interest Payment Date” is defined in Section 1.9(a).

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“IRC” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.11(a).]

“Licensed Intellectual Property” is defined in Exhibit D.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)           “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo (i) for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans, or (ii) for the purpose of calculating the effective Fixed Rate for loans making reference to LIBOR as the Inter-Bank Market Offered Rate on the first day of a Fixed Rate Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in the Fixed Rate Interest Period and in an amount approximately equal to the principal amount to which the Fixed Rate Interest Period applies.  Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, adverse claim, trust claim, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Guaranty, the Intercreditor Agreement, each Subordination Agreement, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement.  Any documents or other agreements entered into between Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:

(a)           A material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Company;

(b)           A material adverse effect on the ability of Company to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement; or

(c)           A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including without limitation a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Minimum Interest Charge” is defined in Section 1.7(b).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to prior Liens or the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (d) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Income” means after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Orderly Liquidation Value Percentage” means a professional opinion of the probable Net Cash Proceeds, less (without duplication) any other costs of liquidation (including those described in any appraisal of the Company’s Inventory), that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal, expressed as a percentage of cost of such Inventory.

“Obligation of Reimbursement” is defined in Section 1.11(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Discretion” means a determination made by Wells Fargo from the perspective of a secured asset-based lender.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Proceeds” shall have the meaning given it under the UCC.

“Rate Hedge” means any interest rate swap or interest rate collar agreement applicable to borrowings advanced by Wells Fargo under the Line of Credit.

“Rate Hedge Agreement” is an agreement entered into between Wells Fargo (or any of its affiliates) and Company for purposes of providing Company with a Rate Hedge.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of indebtedness so long as:

(a)           the principal amount of such refinancings, renewals, or extensions of indebtedness does not exceed the principal amount of indebtedness refinanced, renewed, or extended (plus all accrued interest on the indebtedness and the amount of all reasonable amounts of fees and expenses reasonably incurred, including premiums, incurred in connection therewith),

(b)           such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the indebtedness so refinanced, renewed, or extended (excluding the effects of prepayments of such indebtedness in connection with such refinancing), nor are they on terms or conditions that, after being compared to the terms or conditions of the existing indebtedness and taken as a whole, are or could reasonably be expected to be materially more burdensome or restrictive to Company,

(c)           if the indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Indebtedness, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Wells Fargo (as determined by Wells Fargo in Wells Fargo’s sole discretion) as those that were applicable to the refinanced, renewed, or extended indebtedness, and

(d)           the indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the indebtedness other than those Persons which were obligated with respect to the indebtedness that was refinanced, renewed, or extended.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, or any vice president responsible for financial affairs of Company.

“Returned Items” means that portion of Company’s Eligible Inventory consisting of finished goods that have been returned by a customer of Company that are not damaged and capable of being resold as new goods.

“Revolving Note” is defined in Section 1.1(d).

“San Gabriel Valley Site Liabilities” means any and all losses and obligations arising from or related to any of the following:  (a) any hazardous substances or other contamination present at, in, on or under, or that originated at or migrated from, the Company’s or any Subsidiary’s leased real property in the City of Industry, California on or prior to the date hereof, including any obligations to or asserted by the California Regional Water Quality Control Board, the United States Environmental Protection Agency or other government agency; (b) any involvement in, with or at the San Gabriel Valley Superfund Site and/or the Puente Valley Area or Operable Unit thereof in connection with the Company’s or any Subsidiary’s leased real property in the City of Industry, California (collectively, the “San Gabriel Valley Superfund Site”); and (c) all pending and any future asserted personal injury, property or natural resource damage, toxic tort or other lawsuits or claims related to hazardous substances or other contaminants within the San Gabriel Valley Superfund Site and/or any Hazardous Substances or other contamination present at, in, on or under, or that originated at or migrated from, the Company's or any Subsidiary’s leased real property in the City of Industry, California on or prior to the date hereof, including any contamination related claims or lawsuits filed or to be filed by water suppliers located within the San Gabriel Valley Superfund Site thereof in connection with the Company’s or any Subsidiary’s leased real property in the City of Industry, California.

“San Gabriel Valley Superfund Site” has the meaning set forth in the definition of “San Gabriel Valley Site Liabilities.

“Security Documents” means this Agreement, each Collateral Pledge Agreement (described in Exhibit C), each Security Agreement (described in Exhibit C), any deposit account control agreement, the Patent and Trademark Security Agreement(s), and any other document delivered to Wells Fargo from time to time to create and/or perfect a security interest in Collateral or other assets that are collateral, directly or indirectly, for the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Separate Collateral Bank Account” means a deposit account containing a one-time deposit from the proceeds of the Subordinated Debt in an amount equal to $3,000,000, such amount to be reduced as such funds are used in accordance with this Agreement.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully defined in Section 1.11.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

“Subordinated Creditor(s)” means Mill Road Capital, L.P. and any other Person now or in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

“Subordinated Credit Agreement” means that certain Senior Subordinated Note Purchase and Security Agreement dated as of the date hereof by and among Company, certain guarantors party thereto, and Mill Road Capital, L.P.

“Subordinated Debt” means indebtedness due to Company that has been subordinated to Wells Fargo by a Subordinated Creditor pursuant to a Subordination Agreement or the Intercreditor Agreement.

“Subordination Agreement” means a subordination agreement, in form and substance acceptable to Wells Fargo, executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the “Subordination Agreements”).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 1.8(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

“Working Capital Reserve” means an amount equal to $1,000,000 as such amount may be adjusted by Wells Fargo from time to time in Wells Fargo’s Permitted Discretion; provided, however that the Working Capital Reserve may be eliminated or reduced in Wells Fargo’s discretion if for any twelve-month consecutive period (ending on or after September 30, 2010) Company’s Net Income is greater than or equal to $1,000,000 and Average Excess Availability under the Line of Credit for the last three months of such twelve-month period is greater than or equal to $2,000,000.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have an address of 1753 Arrow Grand Circle Way Covina, CA 91722, and are legally described as follows:

Tract No:  41841
Abbreviated Description:  TR=41841 LOTS 28 THRU 30 AND E 60 FT OF LOT 27 AND E 104-22 FT OF LOT 31
City/Muni/Twp:  REGION/CLUSTER:  27/27609

The Premises referred to in the Credit and Security Agreement have an address of 230 South Ninth Avenue, City of Industry, CA 91746, and are legally described as follows:

The southwesterly 132 feet of the northeasterly 396 feet of Lot 5 in Block 2 of Tract No. 1343, in the City of Industry, in the County of Los Angeles, State of California, as per map recorded in Book 20 Pages 10 and 11 on Maps, in the office of the County Recorder of said County.

EXCEPT therefrom the precious ores and metals thereof, as excepted in the partition between William Workman and John Rowland, Sr., in the partition deed recorded in Book 10 Page 39 of Deeds.

ALSO EXCEPTING and reserving all the oil and mineral rights of said land with the right to enter thereon for the purposes of extracting the same, subject to any damage to said purchaser resulting from such entry upon said land, as excepted and reserved by Cross Land Company, a corporation, be deed recorded January 29, 1920 in Book 7028 Pages 286, of Deeds.
By an instrument dated August 12, 1966, recorded August 29, 1966 said Cedars of Lebanon Hospital relinquished all rights to enter upon the surface of said land.

The Premises referred to in the Credit and Security Agreement have an address of 250 South Ninth Avenue, City of Industry, CA 91746, and are legally described as follows:

The northeast 132 feet of the southwest 264 feet of Lot 5 in Block 2 of Tract No. 1343, in the City if Industry, County of Los Angeles, State of California, as per map recorded in Book 20 pages 10 and 11 of Maps, in the office of the county recorder of said county.
Except all the oil and mineral rights of said land with the right to enter thereon for the purpose of extracting the same, subject to any damage in said purchaser resulting from such entry upon said land, as excepted and reserved by Cross Land Company, a corporation, by deed recorded January 24, 1920 in Book 7028 page 286 of deeds.

All right, title and interest in and to the surface of said land for the purpose of exploring for and extracting any minerals, oil, gas and other hydrocarbons was quitclaimed to the record owners by deed recorded November 4, 1964, in Book D-2686 page 628, Official Records.

B-1

The Premises referred to in the Credit and Security Agreement have an address of 1055 W. Eighth Street, Azusa, CA 91702 and are legally described as follows:

The southerly approximately 82,800 square feet of a free standing industrial/warehouse/distribution building located at 1055 W. Eighth St. Azusa California as further shown on Annex I attached hereto.

In the event of any conflict between the address and the legal description, the legal description shall control.

B-2

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo.  The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.	Loan Documents to be Executed by Company:

(1)           The Revolving Note.

(2)           The Credit and Security Agreement.

(3)           The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including without limitation the Lockbox and Collection Account Service Description.

(4)           The Patent and Trademark Security Agreement.

(5)           A Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Company has requested that Wells Fargo issue.

(6)           The Collateral Pledge Agreement of Company pursuant to which Company grants Wells Fargo a security interest in the shares of stock more fully described in such Collateral Pledge Agreement.

(7)           Canadian form of General Security Agreement.

B.	Loan Documents to be Executed by Third Parties:

(1)           The Guaranty by Corporation of each of Holdings, Physicians Formula Cosmetics, Inc., and Physicians Formula DRTV, LLC, pursuant to which such Person unconditionally guarantees the full and prompt payment of Company’s Indebtedness.

(2)           The Security Agreement of each of Holdings, Physicians Formula Cosmetics, Inc., and Physicians Formula DRTV, LLC, pursuant to which such Person grants Wells Fargo a security interest in the personal property more fully described in the Security Agreement, as security for the full and prompt payment of Company’s Indebtedness.

(3)           The Collateral Pledge Agreement of Holdings pursuant to which that Person grants Wells Fargo a security interest in the shares of stock more fully described in the Collateral Pledge Agreement, together with the stock certificates and stock powers, as security for the full and prompt payment of Company’s Indebtedness.

(4)           The Intercreditor Agreement.

(5)           An Acknowledgement of Warehouseman from each warehouse where Company stores Inventory, pursuant to which the warehouseman waives its Lien in the Inventory.

(6)           A Landlord’s Disclaimer and Consent to each lease entered into by Company and that Landlord with respect to the Premises, pursuant to which the Landlord waives its Lien in any goods or other Inventory of Company located on the Premises.

(7)           Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s interest endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

C.	Documents Related to the Premises

(1)           Any leases pursuant to which Company is leasing the Premises from a lessor.

(2)           Every bailment or consignment pursuant to which any property of Company is in the possession of a third Person such as a consignee or subcontractor, together with, in the case of any goods held by such Person for resale, UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such goods.

D.	Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)           Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)           Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company’s, other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

E.	Constituent Documents:

(1)           The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company’s behalf, (iii) Company’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company’s state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)           The Certificate of Authority each Corporate Guarantor, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of such Guarantor’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Guaranty of Corporation, (ii) an Incumbency Certificate containing the signatures of such Guarantor’s Officers or agents authorized to execute and deliver the Guaranty by Corporation on such Guarantor’s behalf, (iii) such Guarantor’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Guarantor’s state of organization, certifying that Guarantor is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of such Guarantor’s secretary or assistant secretary certifying that the Certificate of Authority of Corporate Guarantor and all attached exhibits are true, correct and complete.

(3)           Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(4)           An Officer’s Certificate of an appropriate Officer of Company confirming, in his or her capacity as an officer (and not personal capacity), the representations and warranties set forth in this Agreement.

(5)           A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.	Miscellaneous Matters or Documents:

(1)           Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including without limitation all legal expenses incurred through the date of the closing of this Agreement.

(2)           Evidence that after making the initial Advance and satisfying all obligations owed to Existing Lender, paying all trade payables older than 60 days from the applicable due date, establishing the Working Capital Reserve, and paying all book overdrafts, held checks, and closing costs (including, but not limited to, payment of the origination fee required under Section 1.8(a)), availability under the Line of Credit is not less than $4,000,000.

(3)           Any documents or other agreements entered into by Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A)-(E) above.

(4)           Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)           Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Company is a corporation, organized, validly existing and in good standing under the laws of the State of New York and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Effect.  Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During the past five (5) years, Company has done business solely under the names set forth below in addition to its correct legal name.  Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations set forth below, other than Inventory in-transit between such locations in the ordinary course of business.  Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

Trade Names
None

Chief Executive Office / Principal Place of Business
1055 West 8th Street Azusa, California 91702

Other Inventory and Equipment Locations
1055 W. 8th Street Azusa, CA 91702
1425 Max Brose Drive #8 London, Ontario N6N 0A2 Canada
435 Park Court Lino Lakes, MN 55014
230 South Ninth Avenue City of Industry, CA 91746
250 South Ninth Avenue City of Industry, CA 91746
753-755 Arrow Grand Circle Way Covina, CA 91722
2169 Wright Ave. La Verne, CA 91750

(b)           Capitalization.  The Capitalization Chart below constitutes a correct and complete list of all ownership interests of Company and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis as of the date hereof, and the Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Capitalization Chart
Holder	Type of Rights/Stock	No. of Shares (after exercise of all rights to acquire shares)	% Interest (on a fully diluted basis)
Physicians Formula Holdings, Inc.	Holder of Common Stock in Physicians Formula, Inc.	100	100%
Physicians Formula, Inc.	Holder of Common Stock in Physicians Formula Cosmetics, Inc.	1,000	100%
Physicians Formula, Inc.	Holder of Common Units in Physicians Formula DRTV, LLC	1,000	100%

Organizational Chart
See Annex A

(c)           Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d)           Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           Subsidiaries.  Except as disclosed below, Company has no Subsidiaries.

Subsidiaries
Physicians Formula Cosmetics, Inc. Physicians Formula DRTV, LLC

(f)           Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 31, 2008 and unaudited financial statements for the fiscal-year-to-date period ended August 31, 2009 and those statements fairly present in all material respects Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no Material Adverse Effect.

(g)           Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company, Holdings, or Subsidiaries or the properties of Company, Holdings, or Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company, Holdings, or Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(h)           Intellectual Property Rights.

(i)           Owned Intellectual Property.  Set forth below is a complete list of all registered patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, registered copyrights, and applications to register copyrights for which Company is the owner of record (the “Owned Intellectual Property”).  Except as set forth below and except for such Owned Intellectual Property that is not material to Company’s business, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)           Agreements with Employees and Contractors.  Company has entered into an agreement with each Person that is an employee obligating such Person to assign to Company, without additional compensation, any Intellectual Property Rights developed by such Person in the course of such Person’s employment with Company (except to the extent permitted by such agreement or prohibited by law).

(iii)           Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect to Licensed Intellectual Property.  Except as set forth below, in any other schedule or exhibit to this Agreement, or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are in full force and effect and are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or otherwise.  Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it and the Company owns, possesses or has the right to use all such Intellectual Property Rights.

(v)           Infringement.  Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures

(i)	Owned Intellectual Property

COPYRIGHTS - None.

PATENTS -  None.

TRADEMARKS –

U.S. Trademarks Registered	Registration No.
Actiplump	3,496,856
Artist's Eraser	3,262,868
Baked Berries	3,169,240
Baked Berry	3,127,457
Baked Butter	3,189,776
Baked Cocoa	3,146,080
Baked Ginger	3,146,079
Baked Gingersnap	3,112,495
Baked Oatmeal	3,189,775
Baked Pyramid	3,382,889
Baked Sands	3,189,777
Baked Smokes	3,169,239
Baked Spices	3,189,774
Baked Sugar	3,197,148
Baked Sweets	3,107,413
Baked to Perfection	3,235,191
Blemish Rx	3,402,746
Bronze Gems	3,332,539
Brow-Tweez	3,446,275
Circle RX & Design	3,419,413
Cliniclear Technology	3,586,902
Conceal RX & Mortar & Pestle Design	3,325,455
Cover 2 Go	3,235,257
Covertoxten50	3,277,212
Derm@Home	3,170,157
Durascreen	1,695,175
Eco-Olive	3,446,345
Ecoblend	3,423,809
Eurobuffer	3,295,301
Exerc’Eyes	3,064,200
Face Aid	3,202,539
F.L.A.T.	3,346,200
How Green is Your Makeup?	3,544,638
Illuminating Veil	3,402,750
Line Erase RX & Design	3,641,110

Magic Mosaic	3,098,670
Mineral Bronzebrightener	3,644,714
Mineral Wear	3,104,495
Mineral Wear	3,164,117
Mineral Wear	3,373,540
Mineral Wear	3,595,401
Mineral Wear	3,554,909
My Secret Formula	3,577,246
Organic Wear	3,454,574
Organisoy	3,423,808
Painter's Palette	3,331,759
Painter's Tube	3,320,750
PF	3,277,282
PF & Palette Design	3,294,477
Physicians Formula & Design (Line)	3,494,604
Plump Potion	3,341,830
Plump Potion	3,455,125
Pro-Cover	3,276,953
Revined	3,074,104
Silipcone	3,419,412
The Once-A-Day, All Day Sunscreen	2,021,117
Wanderful Brow Wand	3,407,243
California Trademarks Registered	Registration No.
Physicians Formula	112615
Physicians Formula & Line Design	112616
Trademarks Pending	Application No.
Bamboo Wear	77/677,128
Bambuki	77/773,439
Bronze Booster & Sun Design	77/569,242
Brow Designer	77/136,836
DHA+ Infusion	77/555,910
Eco-Aroma Therapy	77/617,381
Eye-Tech	77/639,786
Happy Wear	77/814,994
Healthy Wear	77/691,778
How Green is Your Makeup Remover?	77/663,154
How Green is Your Skincare?	77/663,162
Line Erase Rx & Design	77/569,244
Organiblend	77/276,037
Mineral Cheekbrightener	77/677,070
Mineral Shimmer Gem	77/726,090
Organic Glow	77/087,977
Time Proof	77/136,799
True Organic	77/087,988
Your Beauty. Our Passion. We Promise.	77/594,530

(iii)	Intellectual Property Licensed From Others

NONE

(v)	Infringement

NONE

(i)           Taxes.  Company, Holdings, and Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Company, Holdings, and Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of Company, Holdings, and Subsidiaries, as the case may be, are required to be filed, and Company, Holdings, and Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)           Titles and Liens.  Company has good and marketable title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k)           No Defaults.  Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect.

(l)           Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company in connection with this Agreement (i) is true, correct and complete in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, budgets, valuations or proforma financial statements, presents a good faith opinion as to such projections, budgets, valuations and proforma condition and results as of the date such projections, budgets, valuations and proforma financial statements were provided to Wells Fargo.

(m)           Financing Statements.  Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)           Rights to Payment.  Except to the extent that Wells Fargo has been notified in an Authenticate Record, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)           Employee Benefit Plans.

(i)           Maintenance and Contributions to Plans.  Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)           Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax qualified status.

(iii)           Funding Deficiencies and Other Liabilities.  Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

(iv)           No Controlled Group Liabilities.  The Company has not incurred nor reasonably expects to incur any liability under Title IV of ERISA from any ERISA Affiliate.

Employee Benefit Plans

(i)	Maintenance and Contribution to Plans

NONE

(i)	Knowledge of Plan Noncompliance with Applicable Law

NONE

(p)	Environmental Matters.

(i)           Hazardous Substances on Premises.  Except as disclosed below and except for the existence of the San Gabriel Valley Site Liabilities, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)           Disposal of Hazardous Substances.  Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)           Claims and Proceedings with Respect to Environmental Law Compliance.  Except as disclosed below and except for the San Gabriel Valley Site Liabilities, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law.

(iv)           Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)           Status of Premises.  Except as disclosed below and except with respect to the San Gabriel Valley Superfund Site, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi)           Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters

(i)	Hazardous Substances on Premises

None

(ii)	Disposal of Hazardous Substances

Company was named in the late 1990s as a de minimis PRP for the cleanup of the Operating Industries, Inc. Superfund site (landfill) in Monterey Park, California for generating a small volume of non-hazardous wastes disposed at the landfill.  Company, one of hundreds of PRPs, settled the matter by paying a de minimis settlement sum.

(iii)	Claims and Proceedings with Respect to Environmental Law Compliance

Company was named in the late 1990s as a de minimis PRP for the cleanup of the Operating Industries, Inc. Superfund site (landfill) in Monterey Park, California for generating a small volume of non-hazardous wastes disposed at the landfill.  Company, one of hundreds of PRPs, settled the matter by paying a de minimis settlement sum.

Company has been the subject of numerous alleged Occupational Safety and Health Administration (“OSHA”) violations, all of which have been fully abated.

In 1999 Company, along with dozens of other manufacturers and distributors of dandruff shampoos, was named a defendant in a Proposition 65 lawsuit, Gottesfeld v. Alva-Amco, Inc., et al., for manufacturing and distributing without a Proposition 65 warning a dandruff shampoo containing coal tar.  Company settled the lawsuit in 1999 for a de minimis sum.

Company recalled 16,300 bottles of eye makeup remover lotion distributed between March 14 and May 28, 2001 due to alleged contamination with bacteria.  Company does not expect to incur any additional liabilities as a result of this matter.

(iv)	Compliance with Environmental Law; Permits and Authorizations

Company was named in the late 1990s as a de minimis PRP for the cleanup of the Operating Industries, Inc. Superfund site (landfill) in Monterey Park, California for generating a small volume of non-hazardous wastes disposed at the landfill.  Company, one of hundreds of PRPs, settled the matter by paying a de minimis settlement sum.

Company has been the subject of numerous alleged Occupational Safety and Health Administration (“OSHA”) violations, all of which have been fully abated.

In 1999 Company, along with dozens of other manufacturers and distributors of dandruff shampoos, was named a defendant in a Proposition 65 lawsuit, Gottesfeld v. Alva-Amco, Inc., et al., for manufacturing and distributing without a Proposition 65 warning a dandruff shampoo containing coal tar.  Company settled the lawsuit in 1999 for a de minimis sum.

Company recalled 16,300 bottles of eye makeup remover lotion distributed between March 14 and May 28, 2001 due to alleged contamination with bacteria.  Company does not expect to incur any additional liabilities as a result of this matter.

(v)	Status of Premises

None

(q)           Commercial Tort Claims.  Neither Holdings, nor Company, nor any Subsidiary has any known commercial tort claims as of the date of this Agreement.

(r)           Margin Rules.  Neither Holdings, nor Company, nor any Subsidiary owns or has any present intention of purchasing or carrying, and no portion of the proceeds of the Advances shall be used for purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(s)           Representation by Counsel.  Company acknowledges that it has been advised by counsel in connection with the negotiation, execution and delivery of each Loan Document.

(t)           Relationship of Parties, etc.  Company acknowledges and agrees that Wells Fargo does not have any fiduciary relationship with or duty to Company or its Affiliates arising out of or in connection with this Agreement or any of the other Loan Documents.  Company further acknowledges and agrees that no joint venture exists between Company and/or any of its Affiliates, on the one hand, and Wells Fargo, on the other hand.

(u)           Brokers.  Except as disclosed to Wells Fargo in writing, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Loan Documents, and Company has no obligation to any Person in respect of any finder’s or brokerage fees in connection herewith.

(v)           Foreign Assets Control Regulations and Anti-Money Laundering.

(i)           Neither Holdings, nor Company, nor any Subsidiary (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(ii)           Holdings, Company, and each Subsidiary are, to the extent required by law, in compliance, in all material respects, with the U.S.A. Patriot Act.  No part of the proceeds of the Advances or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(w)           Delivery of and Subordinated Credit Agreement.  Wells Fargo has received complete copies of the Subordinated Credit Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Wells Fargo.

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[__________________, 20__]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated November 6, 2009 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Physicians Formula, Inc. (the “Company”) dated [______________], 200_ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.           Preparation and Accuracy of Financial Statements.  I certify, on behalf of the Company and not in any individual capacity, that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and fairly present all material respects Company’s financial condition as of the Reporting Date.

B.           Name of Company; Merger and Consolidation.  I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger was consented to in advance by Wells Fargo in an Authenticated Record or otherwise permitted under the Credit Agreement, and/or is more fully described in the statement of facts attached to this Certificate.

C.            Events of Default.  I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

E-1

D.           Litigation Matters.  I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	I have no knowledge of any litigation required to be reported under Section 5.1(g) of the Credit Agreement.

☐
I have knowledge of litigation required to be reported under Section 5.1(g) of the Credit Agreement and not previously disclosed to Wells Fargo, as more fully described in the statement of facts attached to this Certificate.

E.	Deposits. I certify, on behalf of the Company and not in any individual capacity, that:

☐	Company has not made any deposits exceeding $50,000 of the type described in Section 5.6(h).

☐	Company has made one or more deposits exceeding $50,000, the terms of which are described in the statement of facts attached to this Certificate

F.            Financial Covenants.  I further certify, on behalf of the Company and not in any individual capacity, that:

(Check and complete each of the following)

1.            Minimum Book Net Worth.  Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company’s Book Net Worth was $[___________], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in Section 5.2(a).

 2.           Minimum EBITDA.  Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s EBITDA was $[___________], which ☐ satisfies ☐ does not satisfy the requirement that EBITDA be not less than the amount set forth in Section 5.2(b).

3.           Capital Expenditures.  Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [______________], 200_ for Capital Expenditures, $__________________, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed the amount set forth in Section 5.2(c)

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP consistently applied.

PHYSICIANS FORMULA, INC.

By:
Its:	Responsible Officer

E-2

Exhibit F to Credit and Security Agreement

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
U.S. District Court, California Central District*		CA	02/04/2009	2:09-CV-0866-ABC-FMO
Liens in favor of the Subordinated Creditor
* This judgment lien has been discharged.

INDEBTEDNESS

Creditor	Current Principal Amt.	Maturity Date	Monthly Payment	Collateral
None.

GUARANTIES

Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty
None

  F-1